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                                                                 SEC FILE NUMBER
                                                                     0-28741
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                                                                  CUSIP NUMBER

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [_] Form 10-K    [_] Form 20-F  [_] Form 11-K  [X] Form10-Q
              [_] Form N-SAR

       For Period Ended:        June 30, 2001
                        ------------------------------------------------------
        Transition Report on Form 10-K         Transition Report on Form 10-Q
        Transition Report on Form 20-F         Transition Report on Form N-SAR
        Transition Report on Form 11-K
       For the Transition Period Ended:
                                        --------------------------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

Aucxis Corp.
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Full Name of Registrant

e-Auction Global Trading, Inc.
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Former Name if Applicable

220 King Street West, Suite 200
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Address of Principal Executive Office (Street and Number)

Toronto, Ontario, M5H IK4 Canada
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City, State and Zip Code

                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)  The   accountant's   statement  or  other  exhibit  required  by  Rule
          12-b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                SEE ATTACHMENT A

                          PART IV -- OTHER INFORMATION


1.   Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

           David W.A. Hackett                416               214-1587
     ---------------------------------  -------------  ------------------------
                  (Name)                (Area Code)      (Telephone Number)


2.   Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities  Exchange Act of 1934 or No Section 30 of the Investment Company
     Act of 1940 during the preceding 12 months or for such shorter  period that
     Yes the  registrant  was  required to file such  report(s)  been filed?  If
     answer is no, identify report(s)                                                   Yes     No
                                                                                        [X]     [_]

3.   Is it anticipated that any significant change in results of operations from the  corresponding  period for the last No fiscal year will be reflected by the  earnings  statements  to be included in the subject  report or portion
     thereof?                                                                           Yes     No
                                                                                        [_]     [X]



     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.



                                SEE ATTACHMENT B

================================================================================
                                  Aucxis Corp.
          ----------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned here unto duly authorized.



                                         By:  /s/ David W.A. Hackett
Date:      August 15, 2001                  -----------------------------------
           ---------------                  Name: David W.A. Hackett
                                            Title: Chief Financial Officer

                                  ATTACHMENT A

                              PART III - NARRATIVE


The Registrant's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2001 (the "Quarterly Report") could not be filed within the prescribed time period since the Registrant has not finalized all of its accounting matters. As a result, the financial statements of the Registrant for the fiscal quarter ended June 30, 2001 and the notes thereto, have not yet been completed.